UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

The Walt Disney Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Corporate Governance Update February 2016 © Disney

Overview 2 Focused execution against our strategy drove strong growth in 2015, extending our long track record of shareholder value creation We have added new Directors to refresh the Board membership and maintain an appropriate mix of experience and abilities, and we maintain strong governance practices Our executive compensation program supports our pay-for-performance philosophy and creates strong alignment with our shareholders The Board recommends a vote FOR the management proposal to eliminate all supermajority voting provisions and AGAINST the shareholder proposal as it is unnecessary The Board recommends a vote AGAINST the shareholder proposal to provide supplemental political spending disclosure

Continued Strong Performance in FY 2015

Exceptional Financial Performance



CAGRs cover FY13-FY15
FY2013 FY2014 FY2015
20% CAGR
17% CAGR
17% CAGR
8% CAGR
8% 26% 15%
$3.38 $4.26 $4.90
8% 22% 12%
$6,136 $7,501 $8,382
8% 21% 13%
$10,724 $13,005 $14,681
7% 8% 7%
$45,041 $48,813 $52,465
Diluted EPS (Reported)
Net Income Attributable to Shareholders ($M)
Segment Operating Income ($M)
Revenue ($M)

Growth Across All Segments



FY2014 FY2015
6%
$7,321 $7,793
14%
$2,663 $3,031
29%
$1,356 $1,752
27%
$1,549 $1,973
14%
$116 $132
Media Networks
Parks and Resorts
Consumer Products
Studio Entertainment
Interactive

Segment Operating Income ($M)

Continued Outperformance Against the Market

1-, 3-, 5- and 10-Year TSR

Disney generated TSR of 18% in FY15, vs. flat TSR for the S&P 500 and 2% TSR for the Media Industry Peer group



The Walt Disney Company
S&P 500
Media Industry Peers *
18% 0% 2%
106% 44% 67%
232% 89% 199%
393% 96% 171%
1-Year
3-Year
5-Year
10-Year

*Market cap-weighted TSR for The Walt Disney Company, CBS, Twenty-First Century Fox, Time Warner, Viacom, and Comcast. This outperformance was even greater if Disney itself was excluded from the Media Industry Peer group, as TSR for the other companies was (7%), 48%, 170%, and 129% for the one-, three-, five-, and ten-year periods.

Note: For a reconciliation of segment operating income to net income, see Appendix A.

3

Execution Against Strategy has Driven Sustained Growth During Mr. Iger’s Tenure 4 Strategic Acquisitions Have Delivered Significant Value Revenue Growth ($M) EPS Growth Net Income From Continuing Operations ($M) Market Cap Growth ($B) 15% CAGR 13% CAGR 4X FY 2015 FY 2015 FY 2015 FY 2015 Long-Term Growth During Mr. Iger’s tenure as CEO, he has driven spectacular financial performance and created significant shareholder value During this time, Disney’s market capitalization increased over 300% from $45.8 billion in October 2005, to $186.8 billion at the end of fiscal 2015 (2006) (2009) (2012) FY 2005 FY 2005 5% CAGR $2,460 $8,382 FY 2005 $45.8 $186.8 FY 2005 $1.19 $4.90 $31,374 $52,465

Board Composition(1) Governance Practices Strong Board Oversight and Governance Practices 5 9 of 11 Directors are independent (1) Robust independent Lead Director role Majority voting in Director elections Annually elected Board Shareholder ability to act by written consent Shareholder ability to call a special meeting Annual disclosure of detailed political contributions Active shareholder engagement program Regular review of governance practices Highly engaged, diverse Board Mark G. Parker President and CEO of Nike Joined Board January 2016 Contribution to the mix of experience and qualifications on the Board includes insights in designing, producing and marketing consumer products and in managing major consumer brands sold throughout the world Maria Elena Lagomasino CEO & Managing Partner of WE Family Offices Joined Board December 2015 Contribution to the mix of experience and qualifications on the Board includes experience leading a variety of firms in the wealth management industry and service on other public company boards Commitment to Board Refreshment (1) Reflects expected Board composition as of March 3, 2016. * The non-independent Directors are Mr. Iger and Mr. Parker. The Board classified Mr. Parker as non-independent because a company wholly-owned by his brother had, until March of 2015, received payments totaling $350,000 from Disney for screenwriting services. * Independent 82% Non - Independent 18% Female 27% Male 73%

6 Pay Element Pay Philosophy Base Salary Reflects job responsibilities and provides competitive fixed pay to balance performance-based risks Annual Cash Incentive Awards Incentivizes performance at the high end of ranges for financial performance measures to drive meaningful growth over the prior year Components EPS (29%) Other Performance (Strategic) (30%) Cash Long-Term Equity Based Incentive Awards Direct, substantial exposure to Disney’s stock price performance, to create alignment with shareholder interests and the long-term strategy of the company No time-based RSU award for the CEO Stock Options (50%) Performance Based RSUs (50%) Performance Element Cash Share Price Appreciation Evaluated on an annual basis (No change since 2012) Seg. Op. Inc. (25%) ROIC (25%) After-Tax FCF (21%) 3-Year Relative Earnings Per Share Growth (50%) 3-Year Relative Total Shareholder Return (50%) Financial Performance (70%) 92% of CEO pay is based on financial, strategic & share price performance Overview of CEO Compensation Program Elements

Align pay with Company performance Require significant stock ownership (5x base salary for CEO) Have a double trigger provision upon a change of control Employ an independent compensation consultant Regularly review compensation program Prohibition on hedging and pledging of Company stock No tax gross-ups No excessive bonus payments (cap of 2x target bonus for all NEOs) Discourage inappropriate risk taking through our compensation program Compensation Program Aligns Management with Shareholders 7 FY 2015 CEO Target Direct Compensation 92% Performance-Based Structure Compensation Program Highlights Fixed Compensation Performance-Based Compensation Salary 8% Annual Performance - Based Cash Award 40% Stock Options 26% Performance - Based Units 26%

8 CEO Compensation Program Demonstrates Effectiveness of Pay-for-Performance Approach Our pay-for-performance approach is reflected in the relationship between the Company’s outstanding performance in recent years and Mr. Iger’s total compensation From FY13 through FY15, on a 2-year compounded basis, the Company’s EPS excluding items affecting comparability grew 23% and operating income grew 17%, whereas Mr. Iger’s total compensation grew 14% Note: For a reconciliation of segment operating income to net income and diluted EPS as reported to EPS excluding certain items affecting comparability, see Appendix A. 23% 17% 14% 0% 10% 20% 30% 40% 50% EPS Ex.-Items Affecting Comparability Segment Operating Income Mr. Iger's Total Compensation FY13 - FY15 2 - Year CAGR

Shareholder Proposal Unnecessary as Board Amendment Eliminates Supermajority Provision 9 There are 2 proposals related to the elimination of supermajority requirements: a management proposal and a shareholder proposal Management proposal: Amends the Certificate of Incorporation to eliminate all provisions in our governing documents requiring a vote by a supermajority of outstanding shares Shareholder proposal: Requests elimination of any requirement for approval by more than a majority of votes cast FOR and AGAINST Management’s proposal would eliminate the only existing requirement for a supermajority of outstanding shares: one that requires approval of business combinations with "Interested Persons" by two-thirds of outstanding shares If management’s proposal is approved, the only effects of the shareholder proposal would be: (1) removing the provisions of our Certificate of Incorporation and bylaws that require a vote by a majority of outstanding shares for shareholder amendments of the Company's bylaws; and (2) changing the provision of our bylaws that provides that questions brought before a meeting of shareholders be decided by the vote of a majority of voting power of the stock represented and eligible to vote The Board believes that the additional changes requested by the shareholder proposal are unnecessary and would create an inappropriate standard Management’s proposal eliminates the only provision that requires a supermajority of outstanding shares The standards in our charter and bylaws are appropriate to ensure there is sufficient, engaged support for matters presented to shareholders The “majority of outstanding shares” standard is appropriate for changes to the fundamental documents of the Company The “majority of shares present and eligible to vote” standard is the default provided by Delaware General Corporation Law The Board urges shareholders to vote FOR the Board's proposal to eliminate the supermajority requirement in our Certificate of Incorporation and AGAINST the shareholder proposal

Political and Lobbying Activities Already Subject to Substantial Disclosure and Oversight 10 Shareholder proposal: Requests the Company to provide additional disclosure regarding its political activities, including information regarding its lobbying activities Disney currently provides substantial disclosure regarding our political and lobbying activities The Company discloses on its website the contributions made directly and through our political action committees to candidates, political parties, and organizations that promote or oppose candidates or ballot initiatives All political contributions are approved by the Company's Senior Vice President for Governmental Relations Governance and Nominating Committee of the Board of Directors reviews the political contribution activity of the Company annually In addition to filing reports regarding our lobbying with the U.S. House of Representatives and the U.S. Senate, the Company files extensive lobbying disclosure reports as required by state law Adoption of the proposal would effectively create an unequal playing field, making it more difficult for the Company to protect the interests of its shareholders Additional disclosure would give adverse parties information about the Company's priorities and the methods it is using that those parties could use to dilute our efforts The Board urges shareholders to vote AGAINST this proposal that would place the Company at a strategic disadvantage in advancing shareholder interests through political activities

Appendix A

12 These materials include aggregate segment operating income and earnings per share excluding certain items affecting comparability, which are important financial measures for the Company but are not financial measures defined by Generally Accepted Accounting Principles (GAAP). These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or earnings per share as determined in accordance with GAAP. These measures as we have calculated them may not be comparable to similarly titled measures reported by other companies. The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company's portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. A reconciliation of segment operating income to net income is as follows (dollars in millions). (1) Our share of expense associated with an equity redemption at Hulu LLC (see footnote 3 to the Company’s Audited Financial Statements for fiscal 2013). Reconciliation of Non-GAAP Measures

Reconciliation of Non-GAAP Measures (Cont’d) 13 The Company uses earnings per share excluding certain items affecting comparability to evaluate the performance of the Company's operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company's business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business. A reconciliation of diluted earnings per share to earnings per share excluding certain items affecting comparability is as follows: See footnote 17 to the Company’s Audited Financial Statements for fiscal 2015. Fiscal 2014 includes a loss from Venezuelan foreign currency translation ($143 million pre-tax and before non-controlling interest), partially offset by a gain on the sale of property ($77 million pre-tax) and income related to a portion of a settlement of an affiliate contract dispute ($29 million pre-tax). Fiscal 2013 includes a charge related to the Celador litigation ($321 million pre-tax), partially offset by gains on the sale of our 50% interest in ESPN STAR Sports and various businesses ($252 million pre-tax and before non-controlling interest). Our share of expense associated with an equity redemption at Hulu LLC (see footnote 3 to the Company’s Audited Financial Statements for fiscal 2013). May not equal to the sum of rows due to rounding.